Exhibit 99.1




            Graphic Packaging Announces 2002 Results;
        Strong Cash Flow, Net Debt Reduced $69.3 Million

Golden, Colorado, February 18, 2003 -- Graphic Packaging
International Corporation (NYSE: GPK) announced the financial results for the fourth quarter and year ended December 31, 2002.

The Company reported a net loss attributable to common shareholders of $0.3 million ($0.01 per diluted share) for the fourth quarter and $188.7 million ($5.77 per diluted share) for the twelve months ended December 31, 2002. The net loss attributable to common shareholders during the fourth quarter of 2001 was $5.1 million ($0.16 per diluted share), and $3.6 million ($0.11 per diluted share) for the twelve months ended December 31, 2001.

Excluding goodwill amortization, impairment of goodwill, other asset impairment and restructuring charges, an extraordinary loss on the early extinguishment of debt, a gain on sale of assets, and costs associated with a labor dispute, the net loss attributable to common shareholders was $0.3 million ($0.01 per diluted share) for the fourth quarter, and net income attributable to common shareholders of $3.7 million ($0.11 per diluted share) for the twelve months ended December 31, 2002. This compares to net income attributable to common shareholders, excluding these items, of $1.5 million ($0.05 per diluted share) during the fourth quarter of 2001 and $12.0 million ($0.27 per diluted share) for the year 2001. Please refer to the reconciliation included in the accompanying financial statements.

Net sales for the fourth quarter of 2002 were $260.2 million, 3.6% lower than the third quarter's $270.0 million and the fourth quarter of 2001 net sales of $270.0 million. The Company generally expects fourth quarter sales to be softer than third quarter due to the holidays and scheduled downtime. In addition, several of our customers took extended shutdowns during December. For the twelve months ended December 31, 2002, net sales were $1.06 billion compared to $1.11 billon for the prior year.

Gross profit as a percent of net sales increased from 10.8% in the third quarter to 11.9% in the fourth quarter; operating margin improved from 4.8% to 5.1%. Compared to the previous quarter, earnings were impacted positively by the absence of costs associated with the labor dispute and lower fiber costs, partially offset by lower sales volume and the associated operating inefficiencies, lower absorption of fixed costs and SG&A expense, and scheduled maintenance downtime taken at the paperboard mill.

Recycled fiber market prices, particularly old corrugated containers ("OCC"), continued to decline during the fourth quarter, dropping approximately $20 per ton from $75 in September to $55 in December. The impact to operating earnings due to fiber was roughly $0.8 million favorable compared to the previous quarter, but approximately $2.1 million unfavorable compared to the fourth quarter of 2001.

On January 26, 2003, union employees at the Kalamazoo paperboard mill and carton plant voted to accept a five-year proposal from the Company, effectively ending a labor dispute that began on July 27, 2002. The Company's earnings were impacted negatively by costs directly attributable to the labor dispute of approximately $4.5 million ($2.7 million after tax), all of which were incurred during the third quarter. The Company believes that it did not lose any business as a result of the dispute.

Capital spending for the quarter was $6.7 million. Total capital spending for the year was $27.7 million. Cash flow from operations continued to be strong, allowing the Company to reduce net debt by $18.6 million during the fourth quarter, from $468.3 million to $449.7 million, and $69.3 million during the year 2002. Net debt is defined as total debt net of cash and cash equivalents.

As a result of a decline in the market value of the Company's pension plan assets, the Company recorded a reduction of equity of $12.8 million net of tax. This adjustment is recorded in long-term liabilities and shareholders' equity, but does not impact current earnings.

Interest expense was $1.7 million less during the fourth quarter compared to the third quarter, primarily due to the positive impact of the expiration of unfavorable interest rate swap agreements during the third quarter and the continued reduction of debt.

Commenting on the Company's results, CEO and President Jeffrey H. Coors said, "We are disappointed with our sales and earnings, but we recognize that a great deal of the shortfall is a product of the soft economic conditions in the United States and the world. Despite reduced earnings, we continue to generate cash and pay down debt. Our cost reduction efforts through Six Sigma projects and purchasing initiatives continue to exhibit solid results. Many of our metrics, like working capital as a percent of net sales, lead the industry. I believe our ability to strengthen our balance sheet in this economic climate is encouraging."

More information is available in the Company's filings with the Securities and Exchange Commission. Those filings can be accessed at the Company's website www.graphicpackaging.com in the Investor Relations section.

Graphic Packaging is the leading manufacturer of folding cartons in North America, supplying packaging for the food, beverage, and other consumable product markets. The Company operates one large recycled paperboard mill located in Kalamazoo, Michigan, and has 17 modern converting plants and 3 research and design centers across the nation. Its customers make some of the most recognizable brand-name products in their markets.

Conference Call & Webcast

A conference call will be held today at 3:00 pm ET. All interested persons are invited to listen. To connect, please access the webcast through the Investor Relations section of the Company's website www.graphicpackaging.com. If you are unable to listen to the live conference, the webcast will be archived on the website.

The conference call is also accessible by dialing 800-874-9003
(international calls: 706-634-2401).  Ask for the Graphic
Packaging Conference.

A replay will be available two hours after the call and through February 25th. Please call 800-642-1687 (international calls: 706-645-9291) and give the passcode 6493831.

Forward Looking Statements
Some of the statements in this release are forward looking and involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically,
a) plant closures, purchasing savings initiatives, and cost reduction and efficiency programs, such as Six Sigma, might not realize significant future benefits, b) sales might be lower than expected due to the economy, lower prices, customer inventory adjustments, and losing customers or market share, c) market share estimations are based on third-party information that may be or become obsolete or inaccurate, d) the Company may not have maintained or may not be able to maintain market share for various reasons including a change in customers' requirements and competitors' ability to grow faster than the Company, e) margins and earnings may be impacted due to competitive pressures, f) capital expenditures may be more or less than projected and may not be adequate to cover all possible business requirements, g) the company's ability to generate cash flow may differ from past performance and the cash that is generated may not be used to reduce debt, h) future raw material pricing may fluctuate and may not be as projected by management, i)savings or other benefits expected from the labor agreement at the Kalamazoo paperboard mill and carton plant may not materialize as estimated by management, j) the company's efforts to increase value-added business may not be successful due to business constraints and market conditions.

                               ###
Financial Statements and a Supplemental Financial Data Schedule are attached.


            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                   CONSOLIDATED INCOME STATEMENT
               (in thousands, except per share data)

                           Three months ended     Twelve months ended
                              December 31,            December 31,
                           ------------------   ----------------------
                             2002       2001       2002        2001
                           --------  --------   ----------  ----------
Net sales                  $260,200  $270,021   $1,057,843  $1,112,535


  Cost of goods sold        229,178   236,709      930,581     960,258
                           --------  --------   ----------  ----------
Gross profit                 31,022    33,312      127,262     152,277

  Selling, general and
    administrative
    expense                  17,733    15,896       64,620      62,874
  Goodwill amortization         ---     5,162          ---      20,649
  Asset impairment and
    restructuring charges       ---     5,900          ---       8,900
                           --------  --------   ----------  ----------
Operating income             13,289     6,354       62,642      59,854

Gain on sale of assets          ---       ---          ---       3,650
Interest expense             (9,581)  (10,727)     (44,640)    (52,811)
                           --------  --------   ----------  ----------
Income (loss) before
    income taxes,
    extraordinary item
    and cumulative
    effect of change in
    accounting principle      3,708    (4,373)      18,002      10,693

Income tax (expense)
    benefit                  (1,460)    1,769       (7,035)     (4,257)
                           --------  --------   ----------  ----------
Income (loss) before
    extraordinary item
    and cumulative effect
    of change in
    accounting principle      2,248    (2,604)      10,967       6,436

Extraordinary loss on
    early extinguishment
    of debt, net of tax
    of $6,149                   ---       ---       (9,617)        ---
                           --------  --------   ----------  ----------
Income (loss) before
    cumulative effect of
    change in accounting
    principle                 2,248    (2,604)       1,350       6,436

Cumulative effect of
    change in goodwill
    accounting,
    net of tax of $0            ---       ---     (180,000)        ---
                           --------  --------   ----------  ----------

Net income (loss)             2,248    (2,604)    (178,650)      6,436


Preferred stock dividends
    declared                 (2,500)   (2,500)     (10,000)    (10,000)
                           --------  --------   ----------  ----------
Net loss attributable to
    common shareholders       ($252)  ($5,104)   ($188,650)    ($3,564)
                           ========  ========   ==========  ==========




            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                   CONSOLIDATED INCOME STATEMENT
               (in thousands, except per share data)

                            Three months ended    Twelve months ended
                                December 31,          December 31,
                            ------------------    --------------------
                              2002       2001        2002       2001
                            --------  --------    ----------  --------
Net loss attributable to
    common shareholders
    per basic and
    diluted share:

Before extraordinary item
    and cumulative effect
    of change in
    accounting principle     ($0.01)    ($0.16)      $0.03      ($0.11)

Extraordinary loss              ---       ---        (0.30)        ---

Cumulative effect of
    change in
    accounting principle        ---       ---        (5.50)        ---
                           --------  --------   ----------  ----------

                             ($0.01)   ($0.16)      ($5.77)     ($0.11)
                           ========  ========   ==========  ==========

Weighted average shares
    outstanding - basic
    and diluted              33,099    32,095       32,715      31,620
                           ========  ========   ==========  ==========



       GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                CONSOLIDATED BALANCE SHEET
                      (in thousands)

                                     December 31,    December 31,
                                         2002            2001
                                     ------------    ------------
ASSETS
  Cash and cash equivalents              $28,626         $6,766
  Accounts receivable                     63,546         59,474
  Inventories                             87,243         92,408
  Other assets                            21,686         33,156
                                      ----------     ----------
    Total current assets                 201,101        191,804

Properties, net                          410,592        443,712
Goodwill, net                            379,696        559,696
Other assets                              29,477         34,123
                                      ----------     ----------
Total assets                          $1,020,866     $1,229,335
                                      ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt      $3,432        $37,373
Accounts payable                          82,106         59,002
Other current liabilities                 69,451         73,026
                                      ----------     ----------
    Total current liabilities            154,989        169,401

Long-term debt                           474,899        488,386
Other long-term liabilities               83,940         73,900
                                      ----------     ----------
    Total liabilities                    713,828        731,687

Shareholders' equity                     307,038        497,648
                                      ----------     ----------
Total liabilities and shareholders'
     equity                           $1,020,866     $1,229,335
                                      ==========     ==========



            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                         (in thousands)

                           Three months ended    Twelve months ended
                             December 31,            December 31,
                          -------------------   --------------------
                            2002      2001         2002       2001
                          -------   --------    ---------  ---------
Cash flows from
  operating activities:
  Net income (loss)        $2,248   ($2,604)    ($178,650)    $6,436
  Adjustments to
      reconcile net
      income to net
      cash provided
      by operating
      activities:
      Goodwill impairment
        charge                ---       ---       180,000        ---
      Extraordinary loss
        on early
        extinguishment
        of debt               ---       ---        15,766        ---
      Asset impairment
        charges               ---     3,500           ---      5,000
      Gain on sale of
        assets                ---       ---           ---     (3,650)
      Depreciation         15,215    14,193        61,165     58,757
      Amortization of
        goodwill              ---     5,162           ---     20,649
      Amortization of
        debt issuance
        costs                 570     1,875         3,109      7,795
      Change in current
        assets and
        current
        liabilities and
        other               9,981    35,977        40,705     56,712
                           ------   -------       -------    -------
Net cash provided by
  operating activities     28,014    58,103       122,095    151,699
                           ------   -------       -------    -------

Cash flows from investing
      activities:
      Capital
        expenditures       (6,657)   (9,749)      (27,706)   (31,884)
      Sale of assets          ---       ---           ---      8,950
                           ------   -------       -------    -------
Net cash used in
  investing activities     (6,657)   (9,749)      (27,706)   (22,934)
                           ------   -------       -------    -------

Cash flows used in
  financing activities     (3,377)  (45,880)      (72,529)  (126,011)
                           ------   -------       -------   --------

Cash and cash
  equivalents:
  Net increase in cash
      and cash
      equivalents          17,980     2,474        21,860      2,754
  Balance at beginning
      of period            10,646     4,292         6,766      4,012
                          -------    ------       -------     ------
  Balance at end of
      period              $28,626    $6,766       $28,626     $6,766
                          =======    ======       =======     ======



            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                   SUPPLEMENTAL FINANCIAL DATA
              (in thousands, except per share data)

                        Three months ended       Twelve months ended
                            December 31,             December 31,
                        ------------------    -----------------------
                          2002      2001         2002         2001
                        --------  --------    ----------   ----------

Net Sales               $260,200  $270,021    $1,057,843   $1,112,535
                        ========  ========    ==========   ==========
Operating income in
  accordance             $13,289    $6,354       $62,642      $59,854
  with GAAP (1)
Gain on sale of assets       ---       ---           ---        3,650
Depreciation & goodwill
  amortization            15,215    19,355        61,165       79,406
                         -------   -------      --------     --------
EBITDA (2)                28,504    25,709       123,807      142,910
Estimated Kalamazoo
  labor dispute costs        ---       ---         4,500          ---
Gain on sale of assets       ---       ---           ---       (3,650)
Asset impairment and
  restructuring charges      ---     5,900           ---        8,900
                         -------   -------      --------     --------
EBITDA excluding
  estimated Kalamazoo
  labor dispute costs,
  asset impairment
  and restructuring
  charges and gain
  on sale of assets      $28,504   $31,609      $128,307     $148,160
                         =======   =======      ========     ========


Leverage (3)

Leverage, based upon
  operating income                                  7.6x         8.8x


Leverage, based upon
  EBITDA                                            3.9x         3.7x


Leverage, based upon
  EBITDA excluding
  estimated Kalamazoo
  labor dispute costs,
  asset impairment
  and restructuring
  charges and gain on
  sale of assets                                    3.7x         3.5x


(1)  Generally Accepted Accounting Principles
(2)  Earnings before Interest, Taxes, Depreciation and Amortization
(3) Debt at period-end divided by trailing twelve-month operating income, EBITDA, and EBITDA excluding estimated Kalamazoo labor dispute costs, asset impairment and restructuring charges and gain on sale of assets, respectively.



            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                    SUPPLEMENTAL FINANCIAL DATA
               (in thousands, except per share data)

                            Three months ended      Twelve months ended
                               December 31,             December 31,
                            ------------------      -------------------
                             2002       2001          2002       2001
                            -------    -------      ---------   -------
Net income (loss)
  attributable to
  common shareholders         ($252)   ($5,104)     ($188,650)  ($3,564)

Estimated Kalamazoo labor
  dispute costs, net of
  tax                           ---        ---          2,745       ---
Goodwill impairment
  charge, net of tax            ---        ---        180,000       ---
Extraordinary loss on
  early extinguishment
  of debt, net of tax           ---        ---          9,617       ---
Asset impairment and
  restructuring charges,
  net of tax                    ---      3,552            ---     5,358
Goodwill amortization, net
  of tax                        ---      3,097            ---    12,389
Gain on sale of assets,
  net of tax                    ---        ---            ---    (2,197)
                            -------    -------       --------  --------
Net income (loss)
  attributable to
  common shareholders
  before nonrecurring
  items                       ($252)    $1,545         $3,712  $11,986
                            =======    =======       ========  ========
Net income (loss)
  attributable to
  common shareholders
  per diluted share:         ($0.01)    ($0.16)        ($5.77)   ($0.11)
Estimated Kalamazoo labor
  dispute costs, net of
  tax                           ---        ---           0.08       ---
Goodwill impairment
  charge, net of tax            ---        ---           5.50       ---
Extraordinary loss on
  early extinguishment
  of debt, net of tax           ---        ---           0.30       ---
Asset impairment and
  restructuring charges,
  net of tax                    ---       0.11            ---      0.07
Goodwill amortization,
  net of tax                    ---       0.10            ---      0.15
Gain on sale of assets,
  net of tax                    ---        ---            ---     (0.03)
Effect of preferred stock
  conversion (1)                ---        ---            ---      0.19
                            -------    -------       --------  --------
Net income (loss)
  attributable
  to common shareholders
  per diluted share
  before nonrecurring items  ($0.01)     $0.05         $0.11      $0.27
                            =======    =======       ========  ========


(1)  Includes the effect from the conversion of preferred stock into
     48.5 million shares of common stock and the elimination of $2.5 million per quarter of preferred stock dividends.